UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2010

MOUNT KNOWLEDGE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52664	98-0534436

(State or other jurisdiction of incorporation or	(Commission File Number)	IRS Employer Identification No.)
organization)

39555 Orchard Hill Place, Suite 600 PMB 6096, Novi, Michigan, 48375
(Address of principal executive offices)

888-682-3038
(Registrant’s telephone number, including area code)

N/A
(Former name or former address if changed since the last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 6, 2010, our Board of Directors of Mount Knowledge Holdings, Inc, (the “Company’) approved the execution of a non-binding Letter of Intent with THE LANGUAGE KEY TRAINING LTD, a British Virgin Islands Corporation (the “Seller”) to purchase the collective total of approximately ninety-five (95%) percent or more of the issued and outstanding shares of Common and Preferred Stock, including Warrants, Options, and/or another issued securities of The Language Key China, Ltd., a Hong Kong Corporation (the “Holding Company”) and its wholly-owned subsidiary in China, The Language Key China Ltd., a China Corporation (the “China Subsidiary”) and The Language Key Training, Ltd., a Hong Kong Corporation, currently an independent corporation owned by the Seller which is to be acquired as a wholly-owned subsidiary of the Holding Company in this proposed transaction (the “HK Subsidiary”), collectively referred to as (the “LK Entities”). The proposed transaction would make all LK Entities wholly-owned and operated subsidiaries of the Company.

Pursuant to the Letter of Intent, the Company as agreed to: (a) commit to provide a capital investment into the Holding Company in an amount equal to one million (USD $1,000,000) dollars within twelve (12) months from the Closing Date disbursed as follows: (i) a payment in the amount of $200,000 at the Closing Date, (ii) ten (10) subsequent payments in the amount of $75,000 per month payable on the first day of each month beginning sixty (60) days after the Closing Date, and (iii) a final payment in the amount of $50,000 in the twelfth (12th) month after the Closing Date, and (b) to have the Holding Company, as its majority shareholder (post transaction), provide Seller compensation at the Closing Date in the form of shares of Series A Convertible Preferred Stock in an amount equal to eight hundred thousand (800,000) shares or such other mutually agreed upon amount of shares in the Holding Company, upon the terms and conditions to be set forth in an executed Purchase Agreement, and the Series A Convertible Preferred Stock Purchase Agreement, made a part thereof.

Some of the conditions of the Letter of Intent, including other conditions which made be determined on or before the date of closing: (a) a change to the company name of THE LANGUAGE KEY CHINA, LTD, a Hong Kong Corporation (the “Holding Company”) to LANGUAGE KEY ASIA, LTD.; (b) the purchase by the Holding Company of any and all shares of common stock (and, any other issued series of capital stock) of THE LANGUAGE KEY TRAINING LTD, a Hong Kong Corporation to become a wholly-owned subsidiary of the Holding Company; (c) the cancellation of the Trademark Royalty Agreement (the “Royalty Agreement”) with FOXGLOVE INTERNATIONAL ENTERPRISES LTD, a British Virgin Islands Corporation (the “Licensor”) and provide a full release and assignment to the Holding Company to the full and unencumbered rights to the “Language Key” name, trademarks, service marks, and any other intellectual property rights owned by Licensor with no limitations and free and clear any claims against the Holding Company, and/or its operation subsidiaries, now or in the future; (d) the cancellation of any and all sub-licensing agreements by and between the Sellers, Licensor, and/or any other affiliated companies relating the Royalties granted to Sellers as a result of the Royalty Agreement executed with Licensor; and (e) the execution of a Release Agreement with the Holding Company and its subsidiaries and/or affiliated companies, to release said entities, jointly and severally, from any and all claims the Seller may have now or in the future against said entities as a result of this transaction, except otherwise defined herein.

Pursuant to the letter of intent both parties shall begin the due diligence process immediately to review the books and records of each respective company, including, but not limited to, the review of any and all assets and liabilities, audited and unaudited financial statements, existing contracts and other material documentation. The due diligence process is expected to take approximately thirty (30) days with a definitive agreement or Purchase Agreement anticipated to be completed on or before June 30, 2010.

The Language Key Training Ltd. was set up in Hong Kong in 1994 and is now an established business English and communication skills training consultancy. In 2002, the company set up The Language Key China Ltd. as a Wholly-Owned Foreign Enterprise (WOFE) headquartered in Shanghai, and has since registered branch offices in Beijing and Guangdong. Both entities provide generic and tailored Business English and Communications Skills courses, Soft Skills workshops, Executive Coaching and other related services to public and private sector clients, including government entities in Hong Kong and Mainland China and many Fortune 500 corporations.

For the year ending December 31, 2009, Language Key, collectively generated approximately (unaudited) USD $1,600,000 in combined revenues from its Hong Kong and China operations and is projected to achieve revenues in excess of (unaudited) USD $2,000,000 for the year ending December 31, 2010.

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Letter of Intent

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 7, 2010

MOUNT KNOWLEDGE HOLDINGS, INC.

By:	/s/ Daniel A. Carr
Daniel A. Carr

President, Chief Executive Officer,

Chief Financial Officer, Treasurer and Director